Exhibit 99.1
FOR IMMEDIATE RELEASE
May 4, 2011
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION REPORTS STRONG
FIRST QUARTER PERFORMANCE DESPITE WARMER WEATHER
•	Net income was $13.7 million, or $1.43 per share, for the quarter ended March 31, 2011, compared to $14.0 million, or $1.47 per share, for the quarter ended March 31, 2010.
•	Growth in Chesapeake’s Delmarva natural gas distribution and transmission businesses generated $1.1 million of additional gross margin.
•	Propane margins per gallon increased to normal levels, adding increased gross margin of $1.0 million.
•	Warmer temperatures on the Delmarva Peninsula and in Florida during the quarter ended March 31, 2011, compared to last year, resulted in lower gross margin of $2.1 million.
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced financial results for the quarter ended March 31, 2011. The Company’s net income for the quarter ended March 31, 2011 was $13.7 million, or $1.43 per share, a decrease of $227,000, or $0.04 per share, compared to $14.0 million, or $1.47 per share, for the quarter ended March 31, 2010. Continued growth and expansions of the natural gas distribution and transmission systems on the Delmarva Peninsula, improved margins per gallon in the propane distribution operations, a one-time gain related to proceeds from a propane supply litigation settlement and lower interest expense largely offset a decline in earnings due to warmer temperatures on the Delmarva Peninsula and significantly warmer temperatures in Florida. The warmer temperatures on the Delmarva Peninsula and in Florida during the quarter ended March 31, 2011 decreased gross margin of the natural gas, electric and propane distribution operations by approximately $2.1 million.
“We begin 2011 on a strong note, achieving solid growth that largely offset the significantly warmer weather we experienced on a year-over-year basis,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Our efforts to expand our service on the Delmarva Peninsula and in Florida by delivering clean-burning, environmentally friendly natural gas to customers enabled us to largely overcome the significant impact of warmer weather during the first quarter. As indicated in our recent announcements, we are continuing our effort to further expand natural gas service in Sussex County, Delaware to ‘Reach the Beach,’ and we are currently pursuing a project to extend our system to deliver natural gas service in Worcester County, Maryland. We are continuing to develop the opportunities that we have already identified and explore new opportunities for growth while maintaining our financial discipline.”
The discussions of the results for the periods ended March 31, 2011 and 2010, use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart.
Unless otherwise noted, earnings per share information is presented on a diluted basis.

Highlights for the first quarter of 2011 included:
•
Warmer temperatures on the Delmarva Peninsula and in Florida during the first quarter of 2011, compared to the same periods in 2010, decreased gross margin of the natural gas, electric and propane distribution operations by approximately $2.1 million. The largest portion of this decline was attributable to significantly warmer weather in Florida. Heating degree-days decreased by four percent, or 98 heating degree-days, on the Delmarva Peninsula and by 44 percent, or 413 heating degree-days, in Florida during the first quarter of 2011, compared to the same quarter in 2010.

Compared to the 10-year historical average of heating degree-days, which the Company uses as the measure of normal weather for this analysis, the weather on the Delmarva Peninsula in the first quarter of 2011 was three percent colder than normal (69 more heating degree-days) while the weather in Florida was eight percent warmer than normal (44 fewer heating degree-days). The Company estimates that approximately $369,000 in lower gross margin was recognized in the first quarter of 2011 due to the weather, which overall was warmer than normal.

•
In January 2011, Eastern Shore (“Eastern Shore”), the Company’s natural gas transmission subsidiary, commenced new transportation services on the eight-mile mainline extension to interconnect with the Texas Eastern Transmission pipeline, which generated gross margin of $542,000 in the first quarter of 2011. These new services have a three-year phase-in from 19,324 Mcfs per day to 38,647 Mcfs per day, providing estimated gross margin of $2.4 million in 2011, $3.9 million in 2012 and $4.3 million thereafter.

•
The addition of 12 large commercial and industrial customers on the Delmarva Peninsula since the second half of 2010 generated $249,000 in additional gross margin during the first quarter of 2011, compared to the same quarter in 2010. These new customers are expected to generate annual margin of $1.0 million in 2011, as compared to $196,000 of gross margin generated from these customers in 2010. Also generating additional gross margin of $166,000 for the first quarter of 2011 was growth in residential customers of two percent for the Delmarva natural gas distribution operation.

•
In March 2011, the Company signed new agreements to serve Beebe Medical Center and SPI Pharma, both located in Lewes, Delaware. Gross margin from these customers is expected to equate to approximately 1,000 residential heating customers with service expected to begin in the fall of 2011. Providing natural gas distribution service in Lewes requires the Company to extend its natural gas distribution infrastructure by approximately 12 miles, which will provide the foundation to serve new customers in and around the Lewes area and to extend its service further to other nearby beach areas. The Company is also pursuing the extension of natural gas service to Worcester County, Maryland, in response to increasing community interest in clean-burning, environmentally friendly natural gas. Pending receipt of the necessary approvals, natural gas could be available in Worcester County as early as the end of this year. As a first step toward obtaining these approvals, on April 19, 2011, Worcester County approved a non-exclusive natural gas franchise for the Maryland division.

•	Customer growth of two percent in the Florida natural gas distribution operation generated additional gross margin of $200,000 in the first quarter of 2011, compared to the same quarter in 2010.
•
Operating income from the Delmarva propane distribution operation for the first quarter of 2011 increased by $823,000, compared to the same quarter in 2010, due primarily to increased margins per gallon and a one-time gain of $575,000 from proceeds received pursuant to an antitrust litigation settlement with a major propane supplier.

•
Eastern Shore’s base rate proceeding with the Federal Regulatory Energy Commission, which was filed on December 30, 2010, is still underway. Eastern Shore expects this proceeding to be completed in 2011.

•
As part of its rate case settlement in Florida in 2010, the Florida Public Service Commission (“Florida PSC”) required the Company to submit a “Come-Back” filing, detailing known benefits, synergies, cost savings and cost increases resulting from the merger with Florida Public Utilities Company (“FPU”). The Company submitted this filing on April 29, 2011. The Company is requesting the recovery, through rates, of approximately $34.2 million in acquisition adjustment (the price paid in excess of the book value) and $2.2 million in merger-related costs. The Company did not request any change to the existing rates previously approved by the Florida PSC. The Company continues to maintain a $750,000 accrual. This accrual was recorded in 2010 based on management’s assessment of FPU’s current earnings and regulatory risk to its earnings associated with the possible Florida PSC action related to the Company’s requested recovery and the matters set forth in this filing. More details about this filing are included at the end of this press release.

Comparative results for the quarters ended March 31, 2011 and 2010
Operating income decreased by $559,000, or two percent, to $24.8 million for the quarter ended March 31, 2011, compared to $25.4 million for the same quarter in 2010. An increase in gross margin of $412,000 was offset by an increase in other operating expenses of $971,000.
Regulated Energy
Operating income for the regulated energy segment for the quarter ended March 31, 2011 was $16.3 million, a decrease of $1.2 million, or seven percent, compared to the same quarter in 2010. A decrease in gross margin of $351,000 and an increase in other operating expenses of $856,000 contributed to the decrease in operating income. Items contributing to the period-over-period decrease in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended March 31, 2010	$37,363

Factors contributing to the gross margin increase for the three months ended March 31, 2011:

Warmer weather	(1,899)
Net customer growth	655
New transportation services	645
Other	248

Gross margin for the three months ended March 31, 2011	$37,012

•
Heating degree-days decreased by four percent, or 98 heating degree-days, on the Delmarva Peninsula and by 44 percent, or 413 heating degree-days, in Florida during the first quarter of 2011, compared to the same quarter in 2010. The warmer weather decreased gross margin of the natural gas and electric distribution operations on the Delmarva Peninsula and in Florida by $1.9 million in the first quarter of 2011, compared to the same quarter in 2010.

•
Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $289,000 in the first quarter of 2011, due primarily to the addition of 12 large commercial and industrial customers since the second half of 2010. These 12 new customers are expected to generate annual margin of $1.0 million in 2011, of which $249,000 has been reflected in the first quarter results, compared to $196,000 of gross margin generated from these customers in 2010. Also contributing to this increase is the additional gross margin of $200,000 generated by the Florida natural gas distribution operations from two-percent customer growth and $166,000 of additional gross margin generated by the Delmarva natural gas distribution operation from two percent growth in residential customers.

•
In January 2011, Eastern Shore commenced new transportation services on the eight-mile mainline extension to interconnect with the Texas Eastern Transmission pipeline system, which generated gross margin of $542,000 in the first quarter of 2011. These new services have a three-year phase-in from 19,324 Mcfs per day to 38,647 Mcfs per day, providing estimated gross margin of $2.4 million in 2011, $3.9 million in 2012 and $4.3 million thereafter.

Also generating additional gross margin of $143,000 in the first quarter of 2011 were new transportation services commencing in May 2010 and November 2010, as a result of Eastern Shore’s system expansion projects. These expansion projects added 2,666 Mcfs of capacity per day with estimated annual gross margin of $574,000 in 2011. These projects generated $216,000 of gross margin in 2010.

Partially offsetting these margin increases were decreased margins of $40,000 from transportation service contracts, which expired in April 2010.
•
Also affecting gross margin in the first quarter of 2011 were $182,000 in additional gross margin generated from 700 new customers added as a result of the purchase of the operating assets of Indiantown Gas Company in August 2010, and an increase of $66,000 from other miscellaneous margin increases.

Other operating expenses for the regulated energy segment increased by $856,000 in the quarter ended March 31, 2011, largely due to the following factors: (a) increased depreciation expense of $133,000 and asset removal costs of $169,000 from capital investments made in 2010; (b) increased expenses related to on-going pipeline integrity projects for Eastern Shore of $246,000; (c) increased bad debt expense of $177,000 primarily as a result of the reversal of bad debt expense recorded in the first quarter of 2010 for a recovery of a previously reserved receivable from a Florida electric customer in bankruptcy; (d) one-time severance and pension settlement charges totaling $204,000 in the first quarter of 2011; and (e) additional expenses of $68,000 from the purchase of the operating assets of Indiantown Gas Company. These increases were partially offset by property tax savings in Delaware and lower expenses in Florida.

Unregulated Energy
Operating income for the unregulated energy segment for the quarter ended March 31, 2011 was $8.5 million, an increase of $755,000, or 10 percent, compared to the same quarter in 2010. An increase in gross margin of $684,000 and a decrease in other operating expenses of $71,000 contributed to the increase in operating income. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended March 31, 2010	$15,311

Factors contributing to the gross margin increase for the three months ended March 31, 2011:

Increase in margin per gallon	969
Volume decrease — weather and other	(903)
Gain from litigation settlement	575
Propane wholesale marketing	97
Miscellaneous fees and other	(65)
Natural gas marketing	11

Gross margin for the three months ended March 31, 2011	$15,995

•
The propane distribution operations generated additional gross margin of $969,000 due to higher margins per gallon in the first quarter of 2011, compared to the same quarter in 2010, as margins per gallons returned to more normal levels. Significantly colder temperatures during the first quarter of 2010 increased customer consumption and led to the propane distribution operations having to purchase additional propane supply at increased costs, resulting in a higher propane inventory cost and lower margins per gallons during that period. The absence of much colder than normal temperatures during the first quarter of 2011 and fewer spot purchases during the peak heating season resulted in margins per gallons returning to more normal levels in 2011.

•
A decrease in heating degree-days in the first quarter of 2011, compared to the same quarter in 2010, and a decrease in propane deliveries to bulk customers due to the timing of deliveries resulted in decreased gross margin of $903,000.

•	The Company recorded a one-time gain of $575,000 in the first quarter of 2011 related to the Company’s share of proceeds received from an antitrust litigation settlement with a major propane supplier.
•
Xeron, the Company’s propane wholesale marketing subsidiary, generated a $97,000 increase in gross margin during the first quarter of 2011, compared to the same quarter in 2010, due primarily to increased trading activities.

•
The decrease in miscellaneous fees and other is due primarily to lower gross margin of $83,000 from merchandise sales in Florida, offset partially by higher fees from continued growth and increased customer participation in various customer pricing programs offered by the Delmarva propane distribution operation.

•	Gross margin generated by PESCO, the Company’s natural gas marketing subsidiary, remained substantially unchanged in the first quarter of 2011, compared to the same quarter in 2010.
Other operating expenses for the unregulated energy segment remained substantially unchanged in the first quarter of 2011, compared to the same period in 2010.

Other
Operating income for the other segment for the quarter ended March 31, 2011 was $15,000, a decrease of $107,000, compared to the same period in 2010. An increase in gross margin of $79,000 was offset by an increase in other operating expenses of $186,000.
BravePoint®, the Company’s advanced information services subsidiary, reported an operating loss of $95,000 in the first quarter of 2011, compared to operating income of $35,000 in the same period in 2010. BravePoint’s gross margin increased by $64,000, as higher product sales were offset partially by lower consulting revenues. Other operating expenses for BravePoint increased by $194,000 due to increased payroll and benefit costs in addition to increased amortization expense associated with BravePoint’s new product, ProfitZoom™, an integrated system designed specifically for the fire suppression and specialty contracting industries, which includes financial, job costing and service management modules.
Interest Expense
Interest expense for the quarter ended March 31, 2011 decreased by approximately $213,000, or nine percent, compared to the same period in 2010. The following factors contributed to the decrease in interest expense:
•
In January 2010, the Company redeemed two series of First Mortgage Bonds, the 4.90 percent and 6.85 percent series, by using a new lower cost short-term loan facility. These redemptions reduced the amount of FPU secured long-term debt. Borrowing under the short-term facility lowered interest expense by $57,000 in the first quarter of 2011, compared to the same period in 2010.

•	Other long-term interest expense decreased by $165,000 in the first quarter of 2011, compared to the same period in 2010, due to scheduled repayments.
•	Other short-term interest expense remained substantially unchanged. Higher short-term borrowing rates during the first quarter of 2011 were offset by lower working capital requirements.
The Company has entered into an arrangement with an existing unsecured senior note holder to refinance the short-term loan facility used to redeem two series of First Mortgage Bonds as Chesapeake unsecured senior notes. If refinanced prior to July 8, 2011, these new unsecured senior notes will be issued at 5.68 percent and will result in an increase in interest expense of $549,000 in the second half of 2011.
Regulatory Update on “Come-Back” Filing in Florida
As part of its rate case settlement in Florida in 2010, the Florida PSC required the Company to submit a “Come-Back” filing, detailing all known benefits, synergies, cost savings and cost increases resulting from the merger with FPU. The Company submitted this filing on April 29, 2011. The Company is requesting the recovery, through rates, of approximately $34.2 million in acquisition adjustment (the price paid in excess of the book value) and $2.2 million in merger-related costs. In the past, the Florida PSC has allowed recovery of an acquisition adjustment under certain circumstances to provide an incentive for larger utilities to purchase smaller utilities. The Florida PSC requires a company seeking recovery of the acquisition adjustment and merger-related costs to demonstrate that customers will benefit from the acquisition. They use a five factor test to determine if the customers are benefitting from the transaction. The five factors are: (a) increased quality of service; (b) lower operating costs; (c) increased ability to attract capital for improvements; (d) lower overall cost of capital; and (e) more professional and experienced managerial, financial, technical and operational resources. With respect to lower costs, the Florida PSC effectively requires that the synergies be sufficient to offset the rate impact of the recovery of the acquisition adjustment and merger-related costs.

If the Florida PSC approves recovery of the acquisition adjustment and merger-related costs, the Company would be able to classify these amounts as regulatory assets and include them in its investment, or rate base, when determining its Florida natural gas rates. Additionally, the Company would calculate its rate of return based upon this higher level of investment which effectively enables Chesapeake to earn a return on its investment. The Company would also be able to amortize the acquisition adjustment and merger-related costs over thirty and five years, respectively. Amortization expense would be included in the calculation of our rates.
The Company’s earnings may be reduced by as much as $1.6 million annually for the amortization expense (approximately $1.3 million is non-tax-deductible) until 2014 and $1.1 million annually (non-tax deductible) thereafter until 2039. Over the long-term, though, the inclusion of the acquisition adjustment and merger-related costs in the Company’s rate base and the recovery of these regulatory assets through amortization expense will increase the Company’s earnings and cash flows above what it would have otherwise been able to achieve.
If the Florida PSC does not allow recovery of the acquisition adjustment and merger-related costs, there is some likelihood that the Company would have to reduce rates in the state of Florida, which could adversely affect its future earnings.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended March 31, 2011 and 2010
(in thousands, except shares and per share data)

For the Three Months Ended March 31,	2011	2010
Operating Revenues
Regulated Energy	$85,002	$91,626
Unregulated Energy	58,750	59,269
Other	2,845	2,365

Total Operating Revenues	146,597	153,260

Operating Expenses
Regulated energy cost of sales	47,990	54,263
Unregulated energy and other cost of sales	44,289	45,091
Operations	19,837	18,714
Maintenance	1,702	1,700
Depreciation and amortization	5,021	5,128
Other taxes	2,919	2,966

Total operating expenses	121,758	127,862

Operating Income	24,839	25,398
Other income, net of expenses	22	115
Interest charges	2,150	2,363

Income Before Income Taxes	22,711	23,150
Income tax expense	8,964	9,176

Net Income	$13,747	$13,974

Weighted Average Shares Outstanding:
Basic	9,535,381	9,419,932
Diluted	9,633,796	9,524,298

Earnings Per Share of Common Stock:
Basic	$1.44	$1.48
Diluted	$1.43	$1.47

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
For the Periods Ended March 31, 2011 and 2010
(in thousands, except degree-day data)

	First Quarter
Chesapeake and Subsidiaries	2011	2010
Gross Margin (1)
Regulated Energy	$37,012	$37,363
Unregulated Energy	15,995	15,311
Other	1,311	1,232

Total Gross Margin	$54,318	$53,906

Operating Income
Regulated Energy	$16,309	$17,516
Unregulated Energy	8,515	7,760
Other	15	122

Total Operating Income	$24,839	$25,398

Heating Degree-Days — Delmarva Peninsula
Actual	2,445	2,543
10-year average (normal)	2,376	2,336

Heating Degree-Days — Florida
Actual	520	933
10-year average (normal)	564	514

Cooling Degree-Days — Florida
Actual	80	3
10-year average (normal)	67	72

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2011				For the Three Months Ended March 31, 2010
		Chesapeake				Chesapeake
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	FPU NG	FPU Electric
	Distribution	Division	Distribution	Distribution	Distribution	Division	Distribution	Distribution
Operating Revenues (in thousands)
Residential	$24,064	$1,322	$7,554	$12,902	$23,144	$1,525	$9,066	$14,407
Commercial	13,048	1,009	10,263	9,953	12,782	1,029	12,066	10,399
Industrial	1,356	1,204	2,579	1,805	1,076	1,224	2,271	1,990
Other (1)	(2,310)	617	(1,618)	(2,702)	(736)	530	(240)	(2,541)

Total Operating Revenues	$36,158	$4,152	$18,778	$21,958	$36,266	$4,308	$23,163	$24,255

Volumes (in Mcfs/MWHs)
Residential	1,681,676	132,774	489,246	87,373	1,686,414	179,161	569,879	97,028
Commercial	1,368,455	349,593	933,440	73,898	1,292,865	382,918	1,082,909	74,991
Industrial	805,603	3,465,543	779,638	15,670	571,342	3,588,027	557,825	18,870
Other	11,487	—	(98,267)	(12,226)	81,071	—	26,998	(6,253)

Total	3,867,221	3,947,910	2,104,057	164,715	3,631,692	4,150,106	2,237,611	184,636

Average customers
Residential	49,312	13,689	47,858	23,589	48,183	13,465	47,017	23,531
Commercial	5,308	1,162	4,527	7,380	5,265	1,121	4,481	7,382
Industrial	96	61	666	2	81	59	574	2
Other	5	—	—	—	5	—	—	—

Total	54,721	14,912	53,051	30,971	53,534	14,645	52,072	30,915

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes .

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
Assets	2011	2010
(in thousands, except shares and per share data)

Property, Plant and Equipment
Regulated energy	$505,448	$500,689
Unregulated energy	61,595	61,313
Other	18,326	16,989

Total property, plant and equipment	585,369	578,991
Less: Accumulated depreciation and amortization	(125,437)	(121,628)
Plus: Construction work in progress	4,941	5,394

Net property, plant and equipment	464,873	462,757

Investments, at fair value	3,835	4,036

Current Assets
Cash and cash equivalents	1,984	1,643
Accounts receivable (less allowance for uncollectible accounts of $1,122 and $1,194, respectively)	85,699	88,074
Accrued revenue	9,888	14,978
Propane inventory, at average cost	6,553	8,876
Other inventory, at average cost	3,103	3,084
Regulatory assets	227	51
Storage gas prepayments	1,610	5,084
Income taxes receivable	7,018	6,748
Deferred income taxes	2,138	2,191
Prepaid expenses	3,077	4,613
Mark-to-market energy assets	339	1,642
Other current assets	182	245

Total current assets	121,818	137,229

Deferred Charges and Other Assets
Goodwill	35,613	35,613
Other intangible assets, net	3,376	3,459
Long-term receivables	77	155
Regulatory assets	22,857	23,884
Other deferred charges	3,853	3,860

Total deferred charges and other assets	65,776	66,971

Total Assets	$656,302	$670,993

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
Capitalization and Liabilities	2011	2010
(in thousands, except shares and per share data)

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	$4,648	$4,635
Additional paid-in capital	148,055	148,159
Retained earnings	87,355	76,805
Accumulated other comprehensive loss	(3,043)	(3,360)
Deferred compensation obligation	786	777
Treasury stock	(786)	(777)

Total stockholders’ equity	237,015	226,239

Long-term debt, net of current maturities	89,565	89,642

Total capitalization	326,580	315,881

Current Liabilities
Current portion of long-term debt	9,196	9,216
Short-term borrowing	41,427	63,958
Accounts payable	53,307	65,541
Customer deposits and refunds	24,221	26,317
Accrued interest	2,633	1,789
Dividends payable	3,151	3,143
Accrued compensation	4,821	6,784
Regulatory liabilities	13,440	9,009
Mark-to-market energy liabilities	107	1,492
Other accrued liabilities	12,527	10,393

Total current liabilities	164,830	197,642

Deferred Credits and Other Liabilities
Deferred income taxes	89,079	80,031
Deferred investment tax credits	223	243
Regulatory liabilities	3,675	3,734
Environmental liabilities	9,205	10,587
Other pension and benefit costs	18,077	18,199
Accrued asset removal cost — Regulatory liability	35,593	35,092
Other liabilities	9,040	9,584

Total deferred credits and other liabilities	164,892	157,470

Total Capitalization and Liabilities	$656,302	$670,993

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-Q for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799